Exhibit 19

SECURITY NATIONAL FINANCIAL CORPORATION

INSIDER TRADING POLICY

AND GUIDELINES WITH RESPECT TO

CERTAIN TRANSACTIONS IN COMPANY SECURITIES

- Ratified March 22, 2024 –

This Policy provides guidelines to employees, officers, consultants, contractors and members of the Board of Directors of Security National Financial Corporation and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities. The Company’s Chief Financial Officer is its Insider Trading Compliance Officer (the “Compliance Officer”).

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all employees, officers, consultants, contractors and members of the Board of Directors of the Company who receive or. have access to material nonpublic information (“Inside Information”) regarding the Company. The basis for determining what constitutes Inside Information is discussed on page 3 of this Memorandum. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders,” This Policy also applies to any person who receives Inside Information from any Insider. Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is not publicly known.

Statement of Policy

A.  General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, and the use of Inside Information in securities trading.

B.  Specific Policies Applicable to All Employees and Directors

1. Trading on Material Nonpublic Information. No director, officer, consultant, contractor or employee of the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving the Company’s securities from the date that he or she possesses Inside Information until the close of business on the second Trading Day following the date of public disclosure of that information. “Trading Day” means a day on which national stock exchanges and the Nasdaq National Market are open for trading.

IF A PERSON POSSESSES INSIDE INFORMATION, HE OR SHE MUST FOREGO ANY PROPOSED TRANSACTION IN THE COMPANY’S SHARES, EVEN THOUGH HE OR SHE PLANNED TO MAKE THE TRANSACTION BEFORE HE OR SHE LEARNED OF THE INSIDE INFORMATION AND EVEN THOUGH THE FAILURE TO EXECUTE SUCH TRANSACTION MAY RESULT IN A LOSS OR THE INABILITY TO GENERATE AN ANTICIPATED PROFIT.

2. Tipping. An Insider shall not disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. An Insider or related person shall not make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4. Trading Window. The Company’s directors, officers, employees, consultants and contractors shall not engage in any transaction involving the Company’s securities other than during the “Trading Window.” The Trading Window closes at the close of business on February 15, April 30, July 15 and October 15 of each fiscal year. The Trading Window opens at the close of business on the second Trading Day following the date the Company publicly discloses its financial results for the previous fiscal quarter or year. The Company recommends, assuming the absence of Inside Information, that trades occur during the first ten days of the Trading Window.

From time to time, the Company may also require that directors, officers, selected employees and others to suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons shall not engage in any transaction involving the Company’s securities during such period and shall not disclose to others the fact that trading has been suspended.

5. Option Exercises and Sales. The exercise of stock options under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

6. Short Sales. No officer, employee, consultant, contractor or director should make a short sale of the Company’s securities.

C.  Additional Requirements Applicable to Directors, Officers and Certain Employees

(i) Any owner of more than ten percent of the Company’s stock, (ii) the Company’s directors, (iii) the Company’s chief executive officer, president, chief financial officer, treasurer and senior general counsel, (iv) any vice president of the Company in charge of any of the Company’s principal business segments, and (iv) any officer or other person who performs a policy-making function for the Company (each, a “Section 16 Person”), must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that Section 16 Persons who purchase and sell the Company’s securities within a six-month period must return all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, the exercise of an option under the Company’s option plan is not deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no Section 16 Person may ever make a short sale of the Company’s stock.

Section 16 Persons must report virtually all transactions in securities related to the Company, including transactions that are not otherwise subject to this Policy (such as gifts and stock option plan option exercises). Thus, stock option exercises are reportable events under Section 16 even though they are non-events for purposes of determining the six-month limitation on short-swing profits under Section 16. The failure to report or the late report of a transaction required to be reported by Section 16 is a violation of federal law, potentially subjecting the insider to monetary penalties and requiring the Company to disclose by name the person responsible for the delinquent or missing filing in the Company’s publicly filed documents.

D.  Definition of Inside Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of stock or other securities.

While it may be difficult under this standard to determine whether particular information is material) there are various categories of information that are particularly sensitive. Examples of such information may include:

●	Financial results
●	Projections of future earnings or losses
●	Signing or termination of a substantial new contract
●	A pending or proposed acquisition, merger or joint venture
●	Completion of a business development or milestone
●	Unanticipated problems with products or services
●	Commencement of a new development effort
●	Stock splits
●	New equity or debt offerings
●	Actual or threatened litigation
●	Changes in senior management
●	Impending bankruptcy or financial liquidity problems

Both positive and negative information can be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

E.  Individual Responsibility to Comply with Policy

Every officer, director, consultant, contractor and employee has the individual responsibility to comply with this Policy. Beyond the guidelines set forth in this Policy, appropriate judgment should be exercised in connection with any trade in the Company’s securities.

F.  Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Persons may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they possess Inside Information regarding the Company.

2. Liability: for Tipping. Persons may also be liable for improper transactions by any person (a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities, The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of the Company who violate this Policy arc subject to disciplinary action by the Company as determined by its officers. Penalties may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

G.  Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

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